UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2018

INTELLINETICS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-31671	87-0613716
(State or other jurisdiction	(Commission	(I.R.S Employer
of incorporation)	File Number)	Identification No.)

2190 Dividend Dr., Columbus, Ohio	43228
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (614) 388-8908

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Section 5.02 of this Current Report on Form 8-K regarding the “Plan Amendment” is hereby incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2018, the Board of Directors (the “Board”) of Intellinetics, Inc. (the “Company”) approved a letter agreement amending the employment agreement (the “Amendment”) for Joseph D. Spain, Chief Financial Officer of the Company, upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”). The Amendment provides for certain severance payments and benefits in the event of a termination of Mr. Spain’s employment under specific circumstances, including three (3) months of continued base salary and medical and dental benefits for termination without cause, and six (6) months of continued base salary and medical and dental benefits for a qualifying termination within certain proximity to a change of control event by the Company. Mr. Spain’s receipt of such severance payments and benefits is contingent upon execution of a general release of claims in favor of the Company at the time of termination.

A copy of the Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the attached Amendment.

Also on February 19, 2018, the Board adopted and approved, upon the recommendation of the Compensation Committee and subject to stockholder approval at the Company’s 2018 annual meeting of stockholders, the Second Amendment to Intellinetics, Inc. 2015 Equity Incentive Plan (the “Plan Amendment”), which, if approved by the stockholders, will (i) increase the aggregate number of shares of Common Stock authorized for issuance under the Incentive Plan from 2,500,000 shares to 3,500,000 shares and (ii) increase the total number of shares of Common Stock for which incentive stock options may be granted, from 2,500,000 shares to 3,500,000 shares.

The foregoing description of the Plan Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Plan Amendment, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Also on February 19, 2018, the Board, upon the recommendation of the Compensation Committee, adopted and approved the Intellinetics, Inc. 2018 Executive Incentive Compensation Plan (the “2018 Plan”), effective as of January 1, 2018. The Plan is a cash incentive program designed to motivate participants to perform to the best of their abilities and achieve the Company’s financial and other performance objectives, thereby enhancing stockholder value.

Under the Plan, the Compensation Committee selects the executives and other key employees of the Company who will be participants in the Plan and eligible to earn awards under the Plan. At the beginning of each performance period, which generally will consist of one fiscal year, the Compensation Committee will establish the performance goals for each participant, the weighting of those performance goals and the awards payable to each participant based on the achievement of those performance goals. Participants will be eligible to receive an award under the Plan only if and to the extent performance goals predetermined by the Compensation Committee are achieved. The Compensation Committee has the discretion to reduce or eliminate any award under the Plan. In addition, the Board retains authority to pay additional discretionary bonuses outside the Plan if warranted by performance not measured under the Plan.

The performance goals may be based on corporate financial measures (including but not limited to revenues, operating income, pre-tax income, net income, gross profit, costs, cash position, cash flow, free cash flow, operating cash flow, EBITDA, any of the preceding measures as a percent of sales, earnings per share (before or after taxes), return on assets, return on equity, return on investment, return on sales, total stockholder return and change in Company stock price), other Company and business unit financial objectives, operational efficiency measures, individual performance, and other objectives tied to the Company’s success or such other criteria, qualitative or quantitative, as the Compensation Committee determines in its discretion and judgment. Performance goals and the weighting thereof may differ from participant to participant, from performance period to performance period and from award to award.

The Compensation Committee will administer the Plan. Subject to the terms of the Plan, the Compensation Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the Plan. The Compensation Committee or the Board generally may amend or terminate the Plan at any time and for any reason.

The foregoing description of the Plan is qualified in its entirety by reference to, and should be read in conjunction with, the Plan, a copy of which is filed as Exhibit 10.3 to this Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment, dated February 19, 2018, between Intellinetics, Inc. and Joseph D. Spain

10.2	Second Amendment to Intellinetics, Inc. 2015 Equity Incentive Plan, dated February 19, 2018

10.3	Intellinetics, Inc. 2018 Executive Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLINETICS, INC.

By:	/s/ James F. DeSocio
James F. DeSocio
President and Chief Executive Officer